							Filed under Rule 424(b)(2), Registration Statement No. 333-223639
			Pricing Supplement No. 8 - Dated Monday, June 18, 2018 (To: Prospectus Dated March 14, 2018 and Prospectus Supplement Dated March 14, 2018)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TTE2	100%	1.250%	$8,748,262.50	$8,859,000.00	Fixed	4.000%	Semi-Annual	6/20/2023	12/20/2018	$19.89	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.850% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.850% to the public offering price, thereby not retaining any portion of the discount as compensation.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TTF9	100%	1.800%	$2,985,280.00	$3,040,000.00	Fixed	4.650%	Semi-Annual	6/20/2028	12/20/2018	$23.12	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.250% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.250% to the public offering price, thereby not retaining any portion of the discount as compensation.

Trade Date: Monday, June 18, 2018 @ 12:00 PM ET
Settlement Date: Thursday, June 21, 2018
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.
Ford Credit Notes - Series B $4,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-14-18 and Prospectus Supplement Dated: 3-14-18
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B
Validity of the notes offered hereby:
In the opinion of Ford Credit's counsel, when the notes offered by this pricing supplement have been executed and issued by Ford Credit and authenticated by the trustee pursuant to an Indenture dated as of March 16, 2015, between Ford Credit and The Bank of New York Mellon (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Ford Credit, enforceable in accordance with their terms. The opinion expressed above is subject to the qualifications that such counsel expresses no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee and other matters all as stated in the letter of such counsel dated March 14, 2018 and filed as Exhibit 5 to the Registration Statement.